EXHBIIT 10.12

[CENTURY ALUMINUM LETTERHEAD]
Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940

831 642-9300 Main
831 642-9082 Fax

October 15, 2003

Mr. Gerald A. Meyers
25254 Hatton Road
Carmel, CA 93923

Dear Gerry:

The Company acknowledges receipt of and accepts your resignation. The purpose of this letter is to assure you that, while your employment with the Company will cease, the Company will provide you with all rights and benefits to which you are entitled under that Employment Agreement between you and the Company dated as of January 1, 2002, (the “Employment Agreement”). In addition, the Company will provide you certain additional benefits. Those rights and benefits are as follows:

          Base Salary. The Company will pay you a Base Salary of $475,000 per annum through December 31, 2004. The base salary will be paid in accordance with the Company’s normal payroll practice and will be subject to applicable payroll taxes and deductions.

          Bonuses. The Company will pay you an annual bonus of $175,000 for each of calendar years 2003 and 2004. (This amount is equal to the highest bonus you have received from the Company in the past three years.) Consistent with the Company’s past practices, these bonuses will be paid early in 2004 and 2005, respectively.

          Lonq-Term Incentive Program. For purposes of grants under the Company’s long-term incentive program (the Performance Share Program) you will be treated as though you had been employed through December 31, 2004. Accordingly, you will participate at 100% of your Performance Share Award level for plan periods 2001 — 2003 and 2002 — 2004, and at 66 and 2/3% of your Performance Share Award level for plan period 2003 — 2005.

          Pension. You will be credited for pension benefit purposes as though you had remained employed by the Company through December 31, 2004.

          Supplemental Executive Retirement Benefits. You will be credited with five years of “Requisite Years of Service” under the Company’s Supplemental Retirement Income Benefit Plan (“SERB”). Accordingly, you will be vested at 100% of the benefits under that plan. Once vested, those payments are not reduced actuarially. Pursuant to the terms of the SERB and your Employment Agreement, payments under the SERB will begin at the time and in the manner you begin receiving payments under the Company’s Qualified Retirement Plan

          Exercise Period for Options. The Company’s 1996 Stock Incentive Plan provides that the right to exercise options terminates upon termination of employment, except in cases of the retirement or death of an employee. Nevertheless, the Company agrees that options granted to you in connection with the Company’s IPO may be exercised by you until March 27, 2006.

          Insurance. Section 4.1 (i) of your Employment Agreement describes the health, life and other insurance benefits the Company provides to you. The Company will continue to provide those benefits to you, as well as Company-paid annual physical examinations, through December 31, 2004, on the same basis it provides those benefits to other senior executives. You will be entitled to take over Company-paid term life insurance policies after December 31, 2004, and you will be entitled to retiree health insurance benefits after December 31, 2004, to the extent those benefits exist for other retirees.

          Other Matters. You may have the two Company computers which are in your possession. The Company also will pay for legal advice you may reasonably seek relating to your ability to trade in Company stock and, until December 31, 2004, it will reimburse you for the cost of maintaining the margin loan on Company stock against which you have a loan as of the date of this letter.

In the interests of avoiding any future misunderstandings about the contents of this letter or the Company’s obligations to you, and in recognition of the benefits the Company is giving you beyond those to which you otherwise would be entitled, the Company asks that you acknowledge below that the matters set forth in this letter fully satisfy any rights you have under your Employment Agreement or otherwise. Also, the Company asks that you waive any claim for any consideration or benefit beyond that described in this letter.

Gerry, the Company thanks you for the valuable services you have rendered to it.

Very truly yours,

CENTURY ALUMINUM COMPANY

By	/s/ Craig A. Davis

Craig A. Davis

The foregoing is acknowledged and agreed to this 15th day of October, 2003

/s/ Gerald A. Meyers

Gerald A. Meyers